Exhibit 23.2

Consent of Independent Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 28, 2014 pertaining to ComSci, LLC, May 7, 2014 pertaining to LMR Solutions, LLC, and August 19, 2014 pertaining to Marex Group, Inc. and FileBound Solutions, Inc. in the Registration Statement (Form S-1) and related Prospectus of Upland Software, Inc. for the registration of shares of its common stock.

/s/ Holtzman Partners, LLP

Austin, Texas

September 4, 2014